Exhibit J

The Articles of Incorporation of

The Korea Development Bank

Made on February 16, 1954

Amended on August 20, 1954

Amended on February 21, 1959

Amended on March 16, 1962

Amended on October 14, 1963

Amended on January 14, 1969

Amended on July 1, 1969

Amended on May 19, 1970

Amended on September 24, 1970

Amended on March 10, 1971

Amended on February 28, 1973

Amended on March 14, 1973

Amended on September 24, 1974

Amended on March 25, 1975

Amended on April 26, 1976

Amended on August 8, 1977

Amended on September 16, 1977

Amended on January 23, 1978

Amended on April 15, 1978

Amended on May 25, 1979

Amended on May 7, 1980

Amended on November 16, 1981

Amended on January 19, 1982

Amended on March 11, 1982

Amended on August 1, 1983

Amended on April 20, 1984

The Articles of Incorporation of The Korea Development Bank

Amended on December 30, 1985

Amended on February 15, 1989

Amended on June 4, 1990

Amended on July 13, 1993

Amended on May 3, 1995

Amended on November 29, 1997

Amended on December 24, 1998

Amended on April 1, 2002

Amended on August 18, 2006

Amended on March 19, 2007

Amended on January 22, 2008

Amended on May 14, 2008

Amended on July 31, 2009

Amended on October 9, 2009

Amended on April 26, 2010

Amended on January 16, 2013

Amended on October 17, 2014

Wholly Amended on October 31, 2014

Amended on May 13, 2016

Amended on April 19, 2017

Amended on June 26, 2019

Amended on May 13, 2020

Amended on October 19, 2023

Amended on December 3, 2025

Chapter I. General Provisions

Article 1. (Incorporation and Name)

This bank shall be incorporated under the “Korea Development Bank Act” (hereinafter referred to as the “Act”), and the name of this bank shall be The Korea Development Bank (hereinafter referred to as “KDB”).

Article 2. (Purpose)

The purpose of KDB is to contribute to the sound development of the financial industry and national economy by supplying and managing funds necessary for the development and promotion of industries, expansion of social infrastructure, development of regions, stabilization of financial markets, facilitation of sustainable growth, etc.

Article 3. (Establishment of Head Office, Branches, Etc.)

(1) KDB shall have its head office in Seoul; provided, however, that KDB shall establish an organization in charge of maritime finance in Busan.

(2) KDB may establish branches, agencies, and other business places or offices at the locations as necessary to conduct business.

Article 4. (Amendments of the Articles of Incorporation)

Any amendment of the Articles of Incorporation of KDB shall be made subject to the authorization of the Financial Services Commission after the resolution of the Board of Directors and the General Meeting of Shareholders.

Article 5. (Methods of Public Notice)

(1) Public notice of KDB shall be posted on its website (http://www.kdb.co.kr); provided, however, that if the website is not available due to a network failure or any other unavoidable reasons, public notice shall be given in the Maeil Business Newspaper or the Korea Economic Daily, which is published in Seoul.

(2) Notwithstanding Paragraph (1), the public notice of the financial statements under Paragraph (3) of Article 70 may be published in electronic document via the website of the Korea Federation of Banks.

Chapter II. Capital and Shares

Article 6. (Total Number of Authorized Shares to be Issued, Etc.)

(1) The total number of shares to be issued by KDB shall be 9,000,000,000 shares, and the par value per share shall be five thousand Korean Won (KRW 5,000).

(2) The total number of shares initially issued by KDB shall be 1,928,372,235 shares.

Article 7. (Types of Shares and Share Certificates)

(1) The type of shares to be issued by KDB shall be classified as common shares, non-voting dividend preferred shares, non-voting preferential dividend redeemable shares, and non-voting preferential dividend convertible shares, and the issuance shall be subject to the resolution of the General Meeting of Shareholders.

(2) The total number of different classes of shares prescribed in Articles 8 through 10 shall not exceed one quarter (1/4) of the total number of issued and outstanding shares.

(3) The share certificates shall be issued in eight denominations of one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000), and ten thousand (10,000) share(s) per certificate.

(4) KDB may split or merge share certificates at the request of the shareholders.

(5) KDB shall not issue share certificates for the whole or a part of the shares owned by the shareholder at his/her declaration.

Article 8. (Non-voting Dividend Preferred Shares)

(1) Non-voting dividend preferred shares to be issued by KDB (hereinafter referred to as “preferred shares”) shall have no voting power.

(2) The dividend rate on preferred shares shall be not less than zero point three percent (0.3%) per annum of the par value; provided, however, that the amount based on the rate determined by the General Meeting of Shareholders at the time of issuance shall be preferentially distributed in cash.

(3) Preferred shares may be participating or non-participating, and cumulative or non-cumulative by the resolution of the General Meeting of Shareholders.

(4) If a resolution is adopted not to distribute dividends on preferred shares, then the preferred shares shall be deemed to have voting rights from the General Meeting of Shareholders immediately following the General Meeting of Shareholders where such resolution is adopted to the end of the General Meeting of Shareholders where a resolution is adopted to distribute dividends on such preferred shares.

(5) In the event KDB increases its capital by the offer of shares and issue of bonus shares or KDB offers share dividends, the new shares to be assigned to preferred shares shall be common shares in the case of the offer of shares and shall be the shares of the same type in the case of the bonus issue of shares or the share dividends.

(6) The duration of preferred shares shall be determined by the resolution of the General Meeting of Shareholders. When determining a duration of preferred shares, such duration shall be no less than one (1) year and within twenty (20) years from the date of issuance, and shall be determined by the General Meeting of Shareholders at the time of issuance. Preferred shares shall be converted into common shares upon the expiration of the duration period; provided, however, that if the holders of the cumulative preferred shares do not receive dividends entitled to them during the duration period, then the duration period shall be extended until such holders receive in full the dividends to which they are entitled.

(7) Article 12 shall apply mutatis mutandis to the distribution of dividends for new shares issued upon conversion.

Article 9. (Non-voting Dividend Preferred Convertible Shares)

(1) Non-voting dividend preferred convertible shares to be issued by KDB (hereinafter referred to as “convertible shares”) shall have no voting power.

(2) KDB may issue a different class of shares that are convertible at its option pursuant to the resolution of the General Meeting of Shareholders as provided by the following (hereinafter referred to as “KDB’s convertible shares”):

1.	The number of shares to be issued upon conversion shall be equal to the number of shares prior to conversion;

2.

The conversion period shall be determined by a resolution of the General Meeting of Shareholders and shall be a period that commences not earlier than one (1) year, and ends within ten (10) years, from the issue date; provided, however, that if the conversion right is not exercised within the conversion period, the shares are deemed to have been converted upon the expiration date of the conversion period;

3.	The shares to be issued upon conversion shall be common shares; and

4.	KDB’s convertible shares may be converted upon occurrence of the following:

a.	The price of common shares is, on average, 1.3 times or higher than that of convertible shares for one (1) year; or

b.	The conditions for conversion prescribed in the share subscription agreement are achieved.

(3) In case of Paragraph (2), the Board of Directors shall separately provide a notice to the shareholders of the different class of shares and the rights holders in KDB’s Register of Shareholders regarding the following information; provided, however, that the notice may be replaced with a public notice:

1.	Shares to be converted;

2.	The fact that the share certificates must be presented to KDB within period of not less than two (2) weeks; and

3.	The fact that if the share certificates are not presented to KDB within the specified period, the relevant share certificates shall become invalid and void.

(4) KDB may issue a different class of shares that are convertible at the request of the shareholders pursuant to the resolution of the General Meeting of Shareholders as provided by the following:

1.	The number of shares to be issued upon conversion shall be equal to the number of shares prior to conversion;

2.

The conversion period shall be determined by a resolution of the General Meeting of Shareholders and shall be a period that commences not earlier than one (1) year, and ends within ten (10) years, from the issue date; provided, however, that if the conversion right is not exercised within the conversion period, the shares are deemed to have been converted upon the expiration date of the conversion period; and

3.	The shares to be issued upon conversion shall be common shares.

(5) KDB may issue the convertible shares prescribed in this Article as the redeemable shares under Article 10.

(6) Paragraphs (2) through (5) of Article 8 shall apply, mutatis mutandis, with respect to the convertible shares prescribed in this Article; provided, however, that the shareholders of convertible shares shall have the preemptive right equal to one (1) common share with respect to one (1) convertible share held by them.

(7) Article 12 shall apply, mutatis mutandis, with respect to the distribution of dividends for the new shares issued upon conversion.

Article 10. (Non-voting Dividend Preferred Redeemable Shares)

(1) Non-voting dividend preferred redeemable shares to be issued by KDB (hereinafter referred to as “redeemable shares”) shall have no voting power.

(2) KDB may issue a different class of shares that are redeemable at its option pursuant to the resolution of the General Meeting of Shareholders as provided by the following (hereinafter referred to as “KDB’s redeemable shares”):

1.

The redemption price shall be determined by the resolution of the General Meeting of Shareholders at the time of issuance of KDB’s redeemable shares from among the par value, the market price at the time of redemption, the issue price, and the price calculated based on an interest rate set in consideration of the market price, market interest rate, dividend rate, market conditions, and other circumstances related to such issuance;

2.

The redemption period shall be determined by the resolution of the General Meeting of Shareholders at the time of issuance and shall be a period that commences not earlier than one (1) year, and ends within twenty (20) years, from the issue date; provided, however, that to the extent that any one of the following conditions has occurred and remains outstanding, the redemption period shall be extended until such conditions have been resolved:

a.	KDB fails to distribute the preferential dividends; or

b.	KDB fails to redeem the shares during the redemption period.

3.

If only a part of KDB’s redeemable shares are redeemed, they shall be redeemed in proportion to the shareholders’ existing holdings of the redeemable shares to the extent permitted by law. The fractional shares resulting from the proportional redemption shall not be redeemed;

4.

KDB shall provide a notice or public notice regarding its purchase of shares to be redeemable to the shareholders or the rights holders in KDB’s Register of Shareholders not less than two (2) weeks prior to the purchase date.

(3) KDB may issue a different class of shares that are redeemable at the request of the shareholders pursuant to the resolution of the General Meeting of Shareholders as provided by the following (hereinafter referred to as “shareholder’s redeemable shares”):

1.

The redemption price shall be determined by the resolution of the General Meeting of Shareholders at the time of issuance of shareholder’s redeemable shares from among the par value, the market price at the time of redemption, the issue price, and the price calculated based on an interest rate set in consideration of the market price, market interest rate, dividend rate, market conditions, and other circumstances related to such issuance;

2.

The redemption period shall be determined by the resolution of the General Meeting of Shareholders at time of issuance and shall be a period that commences not earlier than one (1) year, and ends within twenty (20) years, from the issue date; provided, however, that to the extent that any one of the following conditions has occurred and remains outstanding, the redemption period shall be extended until such conditions have been resolved:

a.	KDB fails to distribute the preferential dividends; or

b.	KDB fails to redeem the shares during the redemption period.

3.

If only a part of shareholder’s redeemable shares are redeemed, they shall be redeemed in proportion to the shareholder’s existing holdings of the redeemable shares to the extent permitted by law. The fractional shares resulting from the proportional redemption shall not be redeemed;

4.	The shareholder who requests for redemption shall give a notice to KDB specifying such request and the shares to be redeemable within a period of not less than two (2) weeks.

(4) KDB may issue the redeemable shares hereof as convertible shares prescribed in Article 9.

(5) Paragraphs (2) through (5) of Article 8 shall apply, mutatis mutandis, with respect to the redeemable shares prescribed in this Article.

Article 11. (Preemptive Rights)

(1) The shareholders of KDB shall have preemptive rights to subscribe for new shares to be issued by KDB in proportion to their respective shareholdings.

(2) Notwithstanding the provision of Paragraph (1) above, unless otherwise prescribed by statutes, KDB may allocate new shares to persons other than existing shareholders of KDB, upon a resolution of the General Meeting of Shareholders, in any of the following instances:

1.

Where new shares are issued for capital increase through general public offering in accordance with the relevant statutes such as the Capital Market and Financial Investment Business Act within the extent not exceeding 20/100 of the total number of issued and outstanding shares of KDB;

2.

Where new shares are preferentially allocated to the members of the Employee Share Ownership Association in accordance with the relevant statutes such as the Capital Market and Financial Investment Business Act;

3.

Where new shares are issued as a result of the issuance of depositary shares in accordance with the relevant statutes such as the Capital Market and Financial Investment Business Act within the extent not exceeding 20/100 of the total number of issued and outstanding shares of KDB;

4.

Where new shares are issued to foreign and/or domestic financial institutions, foreign investors, institutional investors, affiliated companies, etc., as is deemed necessary for management, such as introduction of advanced financial technology, improvement of financial structure of KDB or its subsidiaries, etc., financing of KDB or its subsidiaries, etc., and strategic business coalition, within the extent not exceeding 20/100 of the total number of issued and outstanding shares of KDB;

5.	Where new shares are allocated to the Government.

(3) Where KDB issues new shares under any Subparagraphs of Paragraph (2), the type and total number of shares to be issued and the issue price, etc. shall be determined by a resolution of the General Meeting of Shareholders.

(4) In the case a shareholder waives or loses the preemptive right to subscribe for new shares, those shares not subscribed due to such waiver or loss of the preemptive right shall be disposed of in a manner determined by a resolution of the General Meeting of Shareholders.

Article 12. (Record Date of Dividends for New Shares)

In case KDB issues new shares through a capital increase by an offering of shares, bonus issue, and/or by offering share dividends, the new shares shall be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year during which the new shares are issued for the purpose of distribution of dividends for such new shares.

Article 13. (Amortization of Shares)

(1) KDB may, to the extent of dividends to be distributed to its shareholders, amortize shares upon a resolution of the General Meeting of Shareholders.

(2) Amortization of the shares under the Paragraph (1) shall be effectuated by means of acquisition of the shares by KDB.

Article 14. (Report by Holders of Rights)

(1) Shareholders, registered pledgees or their legal representatives shall file their names, addresses, and seals or signatures with KDB, and in case of making any amendment, the same procedure shall require, provided, however, that the legal representative shall report any documents that prove his/her qualification.

(2) Where anyone under Paragraph (1) resides in a foreign country, he/she shall decide and report the address in Korea to which notices are to be sent and his/her notarized agents.

(3) KDB shall not be liable to any damages arising out of delay in reporting under Paragraphs (1) and (2) above.

Article 15. (Change of Shareholders Names, Etc.)

(1) When any person applies for a transfer of KDB shareholders names, he/she shall present to KDB an application form executed in such a manner as KDB directs and the following documents shall be attached with the application, and KDB may delegate a transfer agent to carry out entry of shareholder changes and any related administrative tasks.

1.	If shares were acquired by assignment, share certificate(s).

2.

If shares were acquired by an inheritance, a bequest, an execution of judgment, a merger of companies or any reasons other than assignment, share certificate(s) and any documents proving causes of such acquisition.

(2) When any person applies for the registration of establish/transfer of a right of pledge of KDB shares and recordation of a trust created on the shares, he/she shall present to KDB an application form executed in such a manner as KDB directs with share certificates. When request for such registration of transfer or cancellation of recordation is made, the same will apply.

(3) When KDB receives the request of Paragraphs (1) and (2), such request shall be entered in the shareholders’ list and then after certifying on the back of share certificates it shall be returned to the requester.

(4) When any person applies for re-issuance of share certificates, he/she shall present to KDB an application form executed in such manner as KDB directs with the following documents:

1.	When the share certificate is lost, an original or certified transcript of judgment of nullification;

2.

When the share certificate is defaced, such share certificate; provided, however, that Subparagraph 1 shall apply, mutatis mutandis, when such contamination is so obvious that the genuineness of the share certificates is difficult to discern.

(5) KDB may charge the applicant a certain amount of fee for any change of the shareholders’ names appeared on the Register of Shareholders, registration and cancellation of establish/transfer of a right of pledge, or recordation of a trust created on the shares and re-issuance of share certificates are/is made.

Article 16. (Close of Shareholders’ Register and Record Date)

(1) KDB shall suspend entries of alteration of the Register of Shareholders from the 1st of January to 31st of January of each year.

(2) The shareholders, registered in the Register of Shareholders of December 31 of each fiscal year, shall be entitled to exercise the rights as shareholders at the Ordinary General Meeting of Shareholders for such fiscal year.

(3) KDB may, if necessary for convening of a Special General Meeting of Shareholders or any other necessary cases, suspend any entry into the Register of Shareholders with respect to shareholders’ rights for a period not exceeding three (3) months as determined by a resolution of the Board of Directors, or cause the shareholders whose names appear in the Register of Shareholders on a record date set by a resolution of the Board of Directors to exercise their rights as shareholders. If the Board of Directors deems it necessary, KDB may suspend any entry into the Register of Shareholders and set the record date at the same time. KDB shall give at least two (2) weeks prior notice to the public.

Chapter III. General Meetings of Shareholders

Article 17. (Types of General Meetings)

(1) The General Meeting of Shareholders shall be of either the Ordinary General Meeting of Shareholders or the Special General Meeting of Shareholders.

(2) The Ordinary General Meeting of Shareholders shall be held within three (3) months after the end of each fiscal year, and the Special General Meeting of Shareholders may be convened at any time deemed necessary.

Article 18. (Convening of General Meetings)

(1) Unless otherwise prescribed by statutes, the President shall convene the General Meeting of Shareholders in accordance with a resolution by the Board of Directors. If the President is unable to perform his/her duties due to unavoidable reasons, Paragraphs (2) and (4) of Article 26 shall apply mutatis mutandis.

(2) When the General Meeting of Shareholders is convened, a written or electronic notice which states date, time, place of the meeting, the purposes of the meeting shall be sent to all shareholders at least two (2) weeks prior to the date set for the meeting. However, the period stated herein may be shortened in the event that all shareholders unanimously agree hereto.

(3) The General Meeting of Shareholders shall be convened in the city where the head office is located or any other places adjacent thereto as required.

Article 19. (Chairman)

The President shall be the Chairman of the General Meeting of shareholders, and if the President is unable to perform his/her duties due to unavoidable reasons, Paragraphs (2) and (4) of Article 26 shall apply mutatis mutandis.

Article 20. (Voting Rights)

Each shareholder shall have one (1) vote for each share he/she owns.

Article 21. (Exercise of Voting Rights by Proxies)

(1) Any shareholder may exercise his/her voting rights by proxy.

(2) With respect to the proxy referred to this Paragraph (1) hereof, the written documents (i.e. power of attorney) evidencing his/her authority to act as proxy shall be submitted to KDB before the opening of the General Meeting of Shareholders.

Article 22. (Exercise of Voting Rights in Writing)

(1) Where the Board of Directors’ resolution for the purposes of convening the General Meeting of Shareholders determines to have voting in writing, shareholders may exercise their voting rights in writing in lieu of attending the meeting of shareholders.

(2) With the notice of convention of the General Meeting of Shareholders of Paragraph (1), KDB shall enclose the form(s) and reference information necessary for shareholders to exercise their voting rights.

(3) A shareholder who wishes to exercise his/her voting rights by writing shall fill in the form(s) referred to in Paragraph (2) above, and shall submit the said form(s) to KDB no later than the day immediately preceding the date set for that meeting.

Article 23. (Methods of Resolution of General Meetings of Shareholders)

Except as otherwise required by the applicable statutes, all resolutions of the General Meeting of Shareholders shall be adopted by the affirmative votes amounting to a majority of voting rights of shareholders present and not less than one fourth (1/4) of the total number of issued and outstanding shares.

Article 24. (Minutes of General Meetings of Shareholders)

The substance of the course of the proceedings of the General Meeting of Shareholders and the results thereof shall be recorded in the minutes, and the names and seals/signatures of the Chairman and the Directors present shall be affixed or signed.

Chapter IV. Executives and Employees

Article 25. (Executives)

(1) KDB shall have one (1) President (also known as Chairman & CEO; hereinafter the same shall apply), one (1) Managing Director (also known as Vice Chairman & COO; hereinafter the same shall apply), not more than eight (8) Directors and one (1) Auditor as executives.

(2) KDB shall have not less than three (3) Independent Directors which constitute more than half of the total number of the Board of Directors.

Article 26. (Duties of Executives)

(1) The President shall represent KDB and be in charge of the general affairs thereof.

(2) The Managing Director shall assist the President and perform the duties of the President if the President is unable to perform his/her duties due to unavoidable reasons.

(3) The Standing Directors shall assist the President and the Managing Director, and their scope of duties shall be determined by the Board of Directors.

(4) In case both the President and the Managing Director are unable to perform their duties due to unavoidable reasons, the Standing Directors shall perform their powers and duties, in accordance by the priority determined by the President in advance.

(5) The Auditor shall audit and examine the operations and accounting of KDB, and shall submit his/her opinions thereon to the Board of Directors and shall approve the appointment of an external auditor.

Article 27. (Appointment and Dismissal of President, Etc.)

(1) The President shall be appointed and dismissed by the President of the Republic of Korea upon the recommendation of the Chairman of the Financial Services Commission.

(2) The Managing Director and the Standing Directors shall be appointed and dismissed by the Financial Services Commission upon the recommendation of the President, and several Vice Presidents may be appointed and dismissed from among the Standing Directors.

(3) The Independent Directors shall be appointed and dismissed by the Financial Services Commission upon the recommendation of the President among those who have specialized knowledge or sufficient experience in the area of finance, economy, business management, law, accounting or other related area. The Board of Directors determines the detailed regulations such as the qualifications and operation of the Independent Directors.

(4) The Auditor shall be appointed and dismissed by the Financial Services Commission.

(5) The President shall nominate candidates for Directors pursuant to Paragraphs (2) and (3) upon the recommendation of the Executive Candidate Nomination Committee.

(6) KDB may appoint Executive Vice President(s) and a Chief Compliance Officer who are not Directors. The Executive Vice President(s) shall assist the activities of the President and the Managing Director, and the Chief Compliance Officer shall be in charge of the overall business operations related to internal control.

(7) The Executive Vice President(s) under Paragraph (6) shall be appointed and dismissed by the President with the consent of the Board of Directors, and the Board of Directors shall determine detailed matters such as the number and activities, etc. of the Executive Vice President(s).

(8) The Chief Compliance Officer under Paragraph (6) shall be appointed and dismissed by the Board of Directors, and the Board of Directors shall determine detailed matters such as the operations, etc. of the Chief Compliance Officer.

Article 28. (Terms of Office of Executives)

(1) The term of office of the executives shall be three (3) years each; provided, that each of them may be eligible for reappointment.

(2) Notwithstanding Paragraph (1), the initial term of office of the Independent Directors shall be two (2) years, while any additional term thereafter shall not exceed one (1) year for each reappointment; provided, however, that any Independent Director shall not serve as such for more than five (5) years consecutively, and an Independent Director shall be deemed to have served as such consecutively, where he/she becomes reappointed within two (2) years from the expiration date of his/her previous term. In such cases, the total consecutive term of office of the Independent Director shall include the service period as such (but limited to the service period of the person who was appointed as Independent Director of KDB within two (2) years from the expiration) in the Subsidiaries (referring to the “Subsidiaries”, as defined under Paragraph (2) of Article 37 of the Banking Act) which are Affiliates of KDB, KDB’s Financial Holding Company as the parent company of KDB, or Subsidiaries, etc. (referring to the “Subsidiaries, etc.”, as defined under Subparagraph 2 of Paragraph (1) of Article 4 of the Financial Holding Companies Act.) of the Financial Holding Company.

(3) In case of a vacancy occurring in the offices of the executives, KDB shall appoint a new executive to fill the vacancy; provided, however, that KDB may not appoint a new executive when it does not lack any number prescribed in the relevant statutes and the Articles of Incorporation, and the business operations of KDB is not hindered.

(4) The term of office of the executives appointed under Paragraph (3) shall be calculated from the date of their appointment.

Article 29. (Appointment and Dismissal of Employees)

(1) The employees of KDB shall be appointed and dismissed by the President.

(2) KDB may have an Executive Vice President and a Compliance Officer among its employees. The Executive Vice President shall assist the President and Managing Directors in their duties, and the Compliance Officer shall be in overall charge of internal control-related duties.

(3) The Executive Vice President and the Compliance Officer under Paragraph (2) shall be appointed and dismissed by the President upon resolution of the Board of Directors in accordance with the Act on Corporate Governance of Financial Companies.

Article 30. (Duties of Directors, Etc.)

(1) The Directors shall perform their duties faithfully for the benefit of KDB in accordance with statutes and the Articles of Incorporation of KDB.

(2) The Directors shall not disclose the business secret of KDB obtained in the course of performing his/her duties, not only while in the office but also after the retirement.

(3) Where the Directors discover or become aware of facts which may cause material damages to KDB, he/she shall immediately report it to the Auditor.

(4) The Directors shall be held civilly and criminally liable where the Directors have caused damages to KDB or a third party in violation of his duties as the Director.

Article 31. (Remuneration for Executives, Etc.)

The remuneration scale for executives shall be determined by the General Meeting of Shareholders, the payment of retirement allowances shall be in accordance with the Rule of Retirement Allowance of Executives, which shall be resolved by the General Meeting of Shareholders.

Article 32. (Legal Fiction as Public Officials in Application of Penal Provisions)

The executives of KDB and the members of the Fund Management Committee prescribed in Article 50 shall be regarded as public officials in applying the penal provisions under the Criminal Act or other relevant acts.

Article 33. (Appointment of Proxies)

The President may appoint a proxy or proxies from among the employees of KDB who shall be delegated with full power to act on behalf of him/her in connection with the operations of KDB in all judicial and extrajudicial matters.

Chapter V. Board of Directors

Article 34. (Composition and Power of Board of Directors)

(1) The Board of Directors shall consist of the President, Managing Director and Directors.

(2) The Board of Directors shall deliberate and resolve any of the following matters; provided, however, that among the Board of Directors’ powers prescribed in the Commercial Act, power to establish, relocate, or close branches shall be delegated to the President.

1.	Matters concerning managerial objectives;

2.	Matters concerning amendment to the Articles of Incorporation;

3.	Matters concerning budgets and settlement of accounts;

4.	Matters concerning any material reorganization such as dissolution, transfer of business or merger, etc.

5.	Matters concerning establishment, amendment and abolition of the standards for internal control and risk management;

6.	Matters concerning supervision of acts involving conflicts of interest between large shareholders or officers, etc. and KDB; and

7.	Any other matters required to be resolved by the Board of Directors under the laws, regulations of the Board of Directors and bylaws, etc.

(3) The Board of Directors shall establish Business Management Council to decide on the matters delegated from, and any matters concerning the organization and the operation of the Council shall be determined by the Board of Directors.

Article 35. (Convening of Board of Directors Meetings)

(1) The President shall convene the Meetings of the Board of Directors and act as the Chairman.

(2) The Meetings of the Board of Directors shall be of either Ordinary Meetings or Special Meetings or the Ordinary Meeting of the Board of Directors shall be convened not less than once per fiscal quarter. The President shall report results of business performance to the Board of Directors.

(3) The Meeting of the Board of Directors shall be convened by giving notice to each Director at least five (5) days prior to the date set for such Meeting; provided, however, that the said notice period may be shortened in urgent cases and the said procedures may be omitted with the consent thereon of all the Directors and the Auditor.

(4) Other matters regarding the convening or operations of the Meetings of the Board of Directors, etc. shall be determined as the Board of Directors’ regulations in accordance with the resolution of the Board of Directors.

Article 36. (Methods of Resolution of Board of Directors)

(1) The quorum for the Board of Directors shall be the presence of at least more than one half (1/2) of the Directors, and all resolutions of the Board of Directors shall be adopted by the majority of the Directors in attendance; provided, that the quorum may be increased in accordance with a resolution of the Board of Directors.

(2) The Board of Directors may allow all or any of Directors to participate in the Meeting of the Board of Directors to resolve matters at issue by telecommunication means through which they may transmit and receive voices at the same time without attending a meeting of the Board of Directors in person. In such case, the concerned Director(s) shall be deemed to have attended the meeting of the Board of Directors in person.

(3) Any Director who has an interest in the matters to be resolved at the meeting of the Board of Directors shall not be entitled to vote on such matter.

Article 37. (Auditor)

(1) The Auditor may attend the Board of Directors and express his opinions thereon.

(2) When the Auditor deems that any Director acts or is likely to act in violation of statutes or the Articles of Incorporation of KDB, the Auditor shall report it to the Board of Directors.

Article 38. (Minutes)

Regarding the conference of the Board of Directors, the agenda, proceedings, resolutions, dissenting director (if any) and his/her reasons for dissenting shall be recorded in the minutes and the names and seals/signatures of the Directors and the Auditor present shall be affixed or signed.

Article 39. (Committees)

(1) KDB may establish the following Committees within the Board of Directors:

1.	Board of Directors Operating Committee;

2.	Risk Management Committee;

3.	The Executive Candidate Nomination Committee;

4.	The Remuneration Committee; and

5.	Other committees separately established by the Board of Directors.

(2) Detailed matters regarding the composition, power, operation, etc. of each committee shall be determined by the resolution of the Board of Directors.

(3) Paragraph (3) of Article 35, Articles 36 and 38 shall apply mutatis mutandis to the committees.

Chapter VI. Operations and Execution Thereof

Article 40. (Operations)

(1) In order to accomplish the purpose stated in Article 2, KDB shall provide funds to each of the following areas:

1.	Development and promotion of industries;

2.	Promotion of small and medium enterprises;

3.	Expansion of social infrastructure and development of regions;

4.	Development of energy and natural resources;

5.	Overseas expansion of enterprises and industries;

6.	Restructuring of enterprises;

7.	Areas where the Government considers the delegation of its operations to be required; and

8.

Other areas where it is necessary to provide funds for the development of the financial industry and national economy including development of new growth engine industries, promotion of sustainable growth, etc.

(2) In order to provide funds as prescribed in Paragraph (1), KDB engages in the following operations:

1.	Providing loans or discount notes;

2.

Subscribing to, underwriting of, and/or investing in securities as prescribed by Article 4 of the Capital Market and Financial Investment Business Act (hereinafter collectively referred to as “securities”); provided, however, that underwriting of shares cannot exceed twice the sum of the paid-in capital of KDB and the reserve under Paragraph (1) of Article 71;

3.	Providing guarantee to or assuming debt;

4.	Acquiring the necessary funds for the operations provided for in Subparagraphs 1 through 3 by the following methods:

a.	Receiving deposits and installment deposits;

b.	Issuing Industrial Finance Bonds, other securities and debt instruments;

c.

Borrowing from the Government, the Bank of Korea, any other financial institutions, etc.; provided, however, that the repayment obligations of KDB’s debt to the Government are subordinated to other debt incurred by KDB in conducting its operations; and

d.	Borrowing foreign capital;

5.	Conducting domestic and foreign exchange business;

6.

Providing services including review and plan, research, analysis, assessment, guidance, consultation and so forth regarding economical and technical feasibility of the specific projects to be performed that are entrusted by the Government, public organizations, financial institutions or other enterprises;

7.	Supervising and managing the Financial Stabilization Fund and providing funds therefrom pursuant to Article 23-2 of the Act on the Structural Improvement of the Financial Industry;

7-2.	Supervising and managing the Key Industry Stabilization Fund for Overcoming the Crisis and Protecting Employment and providing the Fund Support therefrom pursuant to Article 29-2 of the Act;

7-3.	Supervising and managing the High-tech Strategic Industry Fund and providing Fund Support therefrom pursuant to Article 29-7 of the Korea Development Bank Act; and

7-4.	Contributing funds for the operation of the High-tech Strategic Industry Fund.

8.	Carrying out other activities incidental to the activities stated in Subparagraphs 1 through 7 subject to an approval of the Financial Services Commission; and

9.	Carrying out activities, other than those stated in Subparagraphs 1 through 8, necessary to accomplish the purpose under Article 2 subject to an approval of the Financial Services Commission.

(3) KDB shall establish an internal system to efficiently manage and assess the support to small and medium enterprises in connection with the operations in the area stated in Subparagraph (2) of Paragraph (1).

(4) In the case that the investment objective of certain of the shares directly held by KDB in accordance with Subparagraph 2 of Paragraph (2) above have been met, such shares shall, in principle, be sold promptly at the market price determined in consideration of the method of sale, provided, the Board of Directors shall determine whether the investment objective has been met and the market price. However, the content of this Article shall not be in effect with respect to the shares of companies designated under Subparagraphs 7 or 10 of Paragraph (1) of Article 33 of the Enforcement Decree of The Korea Development Bank Act.

Article 41. (Guaranty of Foreign Currency Debt)

The Government may guarantee the repayment of the principal and interest of the foreign currency debt of KDB.

Article 42. (Long-Term Finance based on Governmental Funds)

KDB shall extend and administer long-term loans of not less than one (1) year’s maturity using Governmental special funds.

Article 43. (Business Plan)

(1) KDB shall prepare a business plan every fiscal year and submit it to the Financial Services Commission for approval after the resolution of the Board Directors no later than one (1) month prior to the beginning of the relevant fiscal year, and subsequently report it to the competent standing committee of the National Assembly without delay.

(2) The business plan prescribed in Paragraph (1) shall be divided into funds allocation and funds procurement plans.

(3) The provisions of Paragraphs (1) and (2) shall be applied mutatis mutandis with respect to any amendment to the annual business plan by KDB.

Article 44. (Operating Manuals)

KDB shall prepare Operating Manuals, which shall prescribe the methods of loans, investments, guarantees, and other business affairs under Article 40 and obtain approval from the Financial Services Commission after the resolution of the Board Directors. Any amendment to the Operating Manuals shall be subject to the same.

Article 45. (Use of Unemployed Funds)

KDB may use funds remaining unemployed in its business operations in the following manners to the extent that it does not hinder the business operations of KDB prescribed in Article 40:

1.	Call loan;

2.	Placing funds on deposit in the Bank of Korea;

3.	Placing funds on deposit in financial institutions and purchasing financial products;

4.	Lending to financial institutions;

5.	Holding of securities; and

6.	Other methods of usage determined necessary by the resolution of the Board of Directors.

Chapter VII. Financial Stabilization Fund

Article 46. (Establishment, Management, Accounting, Etc. of Financial Stabilization Fund)

(1) KDB shall establish the Financial Stabilization Fund (hereinafter referred to as the “Fund”) in accordance with Article 23-2 of the Act on the Structural Improvement of the Financial Industry (hereinafter referred to as the “Financial Industry Act”) and use it to finance the following:

1.	Funds and incidental expenditures to be provided to financial institutions pursuant to Article 23-6 of the Financial Industry Act;

2.	Repayment of loans and their interest;

3.	Repayment of principal and interest of the bonds for the Fund; and

4.	Management costs of the Fund.

(2) KDB may manage the undisbursed funds of the Fund by the following methods. In such case, Articles 76 and 84 of the State Finance Act shall apply mutatis mutandis:

1.	Purchasing government bonds or public bonds;

2.	Placing on deposit in or making loans to financial institutions; or

3.	Any other methods determined and announced by the Financial Services Commission.

(3) KDB shall keep books of the accounting of the Fund and that of KDB separately.

(4) Earnings prescribed in Subparagraph 7 of Paragraph (2) of Article 23-2 of the Financial Industry Act shall mean the financial resources determined by the resolution of the General Meeting of Shareholders and the Fund Management Committee from a portion of the net profit from the immediately preceding fiscal year that remains after KDB has disposed of such net profit pursuant to Subparagraph 1 of Paragraph (1) of Article 71 hereof.

(5) The Financial Industry Act and its Enforcement Decree shall apply mutatis mutandis to matters not prescribed herein in connection with the Fund.

Article 47. (Borrowing of Funds)

(1) Notwithstanding Article 79 of the Bank of Korea Act, KDB may, if necessary to perform any of the following acts, borrow funds from the Government, the Bank of Korea, financial institutions, etc. at the expense of the Fund as prescribed by Article 23-4 of the Financial Industry Act upon the prior approval of the Financial Services Commission:

1.	Provision of support funds to financial institutions; or

2.	Repayment of the principal and interest of the bonds for the Fund or of the borrowing of the Fund.

(2) KDB may be offered a guarantee by the Government for the repayment of the principal and interest to the Bank of Korea under Paragraph (1).

Article 48. (Issuance of Bonds for Financial Stabilization Fund, Etc.)

(1) KDB may issue bonds for the Fund (hereinafter referred to as the “Bonds”) at the expense of the Fund to raise funds necessary for providing support funds to financial institutions in accordance with Article 23-5 of the Financial Industry Act.

(2) Whenever KDB intends to issue the Bonds, it shall determine and report to the Financial Services Commission the issue amount, conditions of issuance, and the methods of issuance and redemption.

(3) Specific matters such as the Bonds’ details and issuance procedure shall be subject to the Financial Industry Act and its Enforcement Decree.

(4) KDB may be offered a guarantee by the Government for the repayment of the principal and interest of the Bonds issued under Paragraph (1).

Article 49. (Requirements and Procedures for Support of Funds)

(1) When a financial institution files an application for support of funds pursuant to Article 23-6 of the Financial Industry Act, KDB shall determine whether or not to provide assistance to the financial institution at the expense of the Fund following the examination set forth in Paragraph (2) hereof and the resolution of the Fund Management Committee as prescribed in Article 50.

(2) When KDB intends to provide assistance to a financial institution applying for support of funds pursuant to Paragraph (1) (hereinafter referred to as the “Applicant Institution”), it shall examine whether the Applicant Institution satisfies the following requirements. In such case, if necessary for the examination, KDB may request the Applicant Institution to submit relevant materials:

1.

The Applicant Institution shall not receive support from the Government or the Korea Deposit Insurance pursuant to Article 12 of the Financial Industry Act or Article 38 of the Depositor Protection Act;

2.

The improvement in the financial structure or expansion of capital is deemed necessary for the Applicant Institution due to the malfunction of financial intermediation caused by reasons such as liquidity strain of the Applicant Institution amid radical changes in the market conditions; and

3.

The details of a plan for improvement of financial functions under Article 23-7 of the Financial Industry Act are appropriate for the improvement in management soundness of the Applicant Institution and financial intermediary functions.

(3) If KDB decides against providing support of funds to the Applicant Institution, it shall notify the Applicant Institution of the reasons of such refusal within the period determined and announced by the Financial Services Commission.

(4) If KDB decides to provide support of funds to the Applicant Institution, it shall report to the Financial Services Commission about the details of such support and the result of examination within the period determined and announced by the Financial Services Commission.

Article 50. (Establishment and Function of Fund Management Committee)

(1) The Fund Management Committee (hereinafter referred to as the “Committee”) shall be established in KDB in order to deliberate on the basic policies concerning the supervision and management of the Fund, etc.

(2) The Committee shall deliberate on the following matters:

1.	Basic policies concerning the supervision and management of the Fund;

2.	Matters regarding support of funds prescribed in Paragraph (2) of Article 23-6 of the Financial Industry Act; and

3.	Other matters as deemed necessary by the Financial Services Commission.

(3) The Chairman of the Committee (hereinafter referred to as the “Chairman”) may establish regulations as necessary to conduct the duty prescribed in Paragraph (2).

Article 51. (Composition of Committee)

(1) The Committee shall consist of not more than nine (9) members, including one (1) Chairman.

(2) The members of the Committee are as follows:

1.	The President;

2.	Each person nominated by the Minister of Strategy and Finance and the Chairman of the Financial Services Commission from each of their competent public officials belonging to the Senior Civil Service;

3.	One (1) person nominated by the Governor of the Bank of Korea under the Bank of Korea Act from the bank’s competent executives;

4.

Two (2) persons nominated by the Chairman of the Financial Services Commission from the officers of the institutions that make contribution to the Fund as prescribed in Paragraph (2) of Article 23-2 of the Financial Industry Act; and

5.	Three (3) civilian members who have sufficient knowledge and experience in policy finance or other related areas, each of whom are commissioned by the Chairman of the Financial Services Commission.

(3) The term of office of the civilian members shall be two (2) years each; provided, however, that they may be reappointed once.

(4) Any vacancy in the civilian members shall be filled by commissioning a new member, and the term of office of such new members shall be calculated from the date of his/her commission.

Article 52. (Operation of Committee)

(1) The President shall be the Chairman of the Committee.

(2) The Chairman shall represent the Committee and shall be in charge of the overall business operations of the Committee.

(3) If the Chairman is unable to perform his/her duties due to unavoidable reasons, a member designated by the Committee in advance shall perform the duties on his/her behalf.

(4) The Chairman shall convene the meeting of the Committee. When a meeting is convened, a written notice specifying the date, time, place, and the purposes of such meeting shall be sent to all members at least seven (7) days prior to the date set for the meeting, by facsimile, telegram, registered mail or electronic method (including e-mail); provided, however, that the period stated herein may be shortened in the event of urgency, and may be omitted in the event that all members unanimously agree hereto.

(5) The Chairman shall, upon receiving a demand of a majority of incumbent members, call a meeting without delay.

(6) A meeting of the Committee shall be duly constituted to proceed with the attendance of a majority of incumbent members and adopt resolutions by the affirmative vote of a majority of members present at the meeting.

(7) The members prescribed in Subparagraphs 1 through 4 of Paragraph (2) of Article 51 may designate their competent officials, or executives or employee as their representatives and have such representatives perform their duties on their behalf.

(8) Any member who has an interest in the matters to be deliberated on or resolved by the meeting of the Committee shall not be entitled to participate in the deliberation or resolution.

(9) Other matters necessary for the operation of the Committee than those prescribed in Paragraphs (1) through (8) shall be determined by the Chairman after the resolution of the Committee.

Chapter VII-2 Key Industry Stabilization Fund for Overcoming the Crisis and Protecting Employment

Article 52-2. (Establishment of the Key Industry Stabilization Fund)

(1) KDB shall establish the Key Industry Stabilization Fund for Overcoming the Crisis and Protecting Employment (“Key Industry Stabilization Fund”) in accordance with Article 29-2 of the Act.

(2) The matters that are not provided by these Articles of Incorporation with respect to the Key Industry Stabilization Fund shall be conducted pursuant to the Act and its Enforcement Decree.

Article 52-3. (Issuance, Etc. of the Key Industry Stabilization Fund Bonds)

(1) KDB may issue the Key Industry Stabilization Fund Bonds (“Bonds”), for which the Key Industry Stabilization Fund is liable, in order to raise funds necessary for granting the Fund Support to the Key Industrial Enterprises in accordance with Article 29-3(2) of the Act.

(2) KDB shall report to the Financial Services Commission the bond amount, terms and conditions and method of issuance and repayment for each issuance of the Bonds.

(3) Method of issuance of the Bonds and other matters relating to the issuance of the Bonds shall be in accordance with the Act and its Enforcement Decree.

(4) KDB may receive guarantees from the Government securing repayment of the principal and the interest of the Bonds that are issued in accordance with Paragraph (1) above.

Article 52-4. (Borrowing)

KDB may borrow from the Government and the Bank of Korea for the account of the Key Industry Stabilization Fund.

Article 52-5. (Management, Operation and Accounting of the Key Industry Stabilization Fund)

(1) The Key Industry Stabilization Fund shall be applied to each of the following uses:

1.	Fund Support to the Key Industrial Enterprises pursuant to Article 29-4 (2) Subparagraphs 1 and 2 of the Act and payment of incidental expenses;

2.	Repayment of the borrowings and interest accrued thereon;

3.	Repayment of the principal and the interest of the Key Industry Stabilization Fund Bonds; or

4.	Operating expenses of the Fund.

(2) KDB may apply the unappropriated funds of the Key Industry Stabilization Fund to each of the following:

1.	Purchase of government and public bonds;

2.	Deposit with or loan to financial institutions; or

3.	Other uses determined by the Key Industry Stabilization Fund Management Committee in accordance with Article 52-7.

(3) KDB shall implement segregated accounting of the Key Industry Stabilization Fund from KDB’s other accounts.

Article 52-6. (Procedure and Requirements of the Fund Support)

(1) In providing the Fund Support to the Key Industrial Enterprises from the Key Industry Stabilization Fund, KDB shall follow the decision the Key Industry Stabilization Fund Management Committee makes after due deliberations on such Fund Support in accordance with Article 52-7 hereof.

(2) In providing the Fund Support pursuant to Paragraph (1), KDB may impose conditions necessary to support national economy and stabilize employment, etc. in accordance with Article 29-5(2) of the Act.

Article 52-7. (Establishment of the Key Industry Stabilization Fund Management Committee)

The Key Industry Stabilization Fund Management Committee (“Management Committee”) shall be established in KDB in order to deliberate on each of the following matters:

1.	Fundamental policy for management and operation of the Key Industry Stabilization Fund;

2.	Matters in connection with the Fund Support to the Key Industrial Enterprises; and

3.	Other matters that the Management Committee determines necessary.

Article 52-8. (Composition of the Management Committee)

(1) The Management Committee shall consist of the members who have sufficient experience or expertise in financing, economy or industries as appointed by the Chairman of the Financial Services Commission: provided, however, that any person falling under each Subparagraph of Article 7 of the Special Act on the Management of Public Funds may not become a member:

1.	2 persons recommended by the competent standing committee of the National Assembly;

2.	1 person recommended by the Minister of Economy and Finance;

3.	1 person recommended by the Minister of Employment and Labor;

4.	1 person recommended by the Chairman of the Financial Services Commission;

5.	1 person recommended by the Chairman of the Korea Chamber of Commerce and Industry; and

6.	1 person nominated by the Chairman from among the officers and the employees of KDB.

(2) The Chairman of the Management Committee (“Chairman“) shall be elected from among the members.

(3) The term of office of a member shall be two (2) years, renewable.

(4) Any vacancy in the office of a member shall be filled in by appointing new member and the term of office of newly appointed member shall be the remaining term of the predecessor.

Article 52-9. (Operation of the Management Committee)

(1) The Chairman shall represent the Management Committee and be in charge of the overall business operations of the Management Committee.

(2) If the Chairman is unable to perform his/her duties due to unavoidable reasons, a member designated by the Management Committee in advance shall perform the duties on his/her behalf.

(3) The Chairman shall convene the meeting of the Management Committee. When a meeting is convened, a written notice specifying the date, time, place, and the purposes of such meeting shall be sent to all members at least seven (7) days prior to the date set for the meeting, by facsimile, telegram, registered mail or electronic method (including e-mail);provided, however, that the period stated herein may be shortened in the event of urgency, and may be omitted in the event that all members unanimously agree thereto.

(4) The Chairman shall, upon receiving a demand of a majority of incumbent members, call a meeting without delay.

(5) A meeting of the Management Committee shall be duly constituted to proceed with the attendance of a majority of incumbent members and adopt resolutions by the affirmative vote of a majority of members present at the meeting.

(6) Other matters necessary for the operation of the Management Committee than those prescribed in Paragraphs (1) through (5) shall be determined by the Chairman after the resolution of the Management Committee.

Chapter VII-3. High-tech Strategic Industry Fund

Article 52-10. (Establishment of the High-tech Strategic Industry Fund)

(1) KDB shall establish the High-tech Strategic Industry Fund in accordance with Article 29-7 of the Korea Development Bank Act.

(2) Matters not provided for in these Articles of Incorporation with respect to the High-tech Strategic Industry Fund shall be governed by the Korea Development Bank Act and its Enforcement Decree.

Article 52-11. (Sources of the High-tech Strategic Industry Fund)

The High-tech Strategic Industry Fund shall be composed of the following sources:

1.	Funds raised through the issuance of the High-tech Strategic Industry Fund Bonds pursuant to Article 29-8 (2) of the Korea Development Bank Act;

2.	Borrowings from the Government, the Bank of Korea, etc.;

3.

Funds recovered from the High-tech Strategic Industry Enterprises and the Enterprises Related to High-tech Strategic Industries (hereinafter collectively referred to as “High-tech Strategic Industry Enterprises, etc.”) that have received Fund Support pursuant to Article 29-7 (1) of the Korea Development Bank Act, and from the High-tech Strategic Industry Support Enterprises, etc. pursuant to Article 29-9 (2) 2 of the Korea Development Bank Act;

4.	Returns on the management of the High-tech Strategic Industry Fund and other income;

5.	Contributions from KDB and other financial institutions; and

6.	Contributions and donations from entities other than the Government.

Article 52-12. (Issuance, Etc. of the High-tech Strategic Industry Fund Bonds)

(1) KDB may issue the High-tech Strategic Industry Fund Bonds (hereinafter referred to as “Bonds” in this Article), for which the High-tech Strategic Industry Fund is liable, in order to raise funds necessary for the purposes prescribed in Article 29-9 (2) of the Korea Development Bank Act.

(2) Whenever KDB intends to issue the Bonds, it shall determine and report to the Financial Services Commission the issue amount, conditions of issuance, and the methods of issuance and repayment.

(3) The method of issuance of the Bonds and other matters relating to the issuance of the Bonds shall be governed by the Korea Development Bank Act and its Enforcement Decree.

(4) KDB may receive guarantees from the Government securing repayment of the principal and interest of the Bonds issued pursuant to Paragraph (1).

Article 52-13. (Management, Operation and Accounting, Etc. of the High-tech Strategic Industry Fund)

(1) The High-tech Strategic Industry Fund shall be applied to each of the following uses:

1.	The uses prescribed in Subparagraphs 1 through 4 of Article 29-9 (2) of the Korea Development Bank Act;

2.	Repayment of the borrowings and interest accrued thereon;

3.	Repayment of the principal and interest of the High-tech Strategic Industry Fund Bonds; and

4.	Management costs of the High-tech Strategic Industry Fund.

(2) KDB may apply the unappropriated funds of the High-tech Strategic Industry Fund to each of the following:

1.	Purchase of government bonds or public bonds, etc.;

2.	Deposit with or loan to financial institutions; or

3.	Any other methods determined by the High-tech Strategic Industry Fund Management Committee under Article 52-15.

(3) KDB shall implement segregated accounting of the High-tech Strategic Industry Fund, the Key Industry Stabilization Fund and KDB’s other accounts separately.

Article 52-14. (Procedure and Requirements for Fund Support)

(1) Where KDB intends to provide Fund Support at the expense of the High-tech Strategic Industry Fund, it shall undergo deliberation by the High-tech Strategic Industry Fund Management Committee under Article 52-15.

(2) In providing Fund Support pursuant to Paragraph (1), KDB may impose a condition that the funds shall not be used for purposes other than those of the Fund Support pursuant to Article 29-10 (2) of the Korea Development Bank Act, or may impose other necessary conditions so as not to contravene the purposes of establishing the High-tech Strategic Industry Fund.

Article 52-15. (Establishment, etc. of the High-tech Strategic Industry Fund Management Committee)

In order to deliberate on the following matters concerning the High-tech Strategic Industry Fund, the High-tech Strategic Industry Fund Management Committee (hereinafter referred to as the “Fund Management Committee” in this Chapter) shall be established in KDB:

1.	Fundamental policies for management and operation of the High-tech Strategic Industry Fund;

2.	Matters in connection with Fund Support to the High-tech Strategic Industry Enterprises, etc.; and

3.	Other matters that the Fund Management Committee determines necessary.

Article 52-16. (Composition of the Fund Management Committee)

(1) Members of the Fund Management Committee shall be persons appointed by the Chairman of the Financial Services Commission from among the following persons; provided, however, that any person falling under each Subparagraph of Article 7 of the Special Act on the Management of Public Funds may not become a member:

1.	Two (2) persons recommended by the competent standing committee of the National Assembly;

2.	One (1) person recommended by the Minister of Economy and Finance;

3.	One (1) person recommended by the Minister of Science and ICT;

4.	One (1) person recommended by the Minister of Trade, Industry and Resources;

5.	One (1) person recommended by the Minister of SMEs and Startups;

6.	One (1) person recommended by the Chairman of the Financial Services Commission;

7.	One (1) person recommended by the Chairman of the Korea Chamber of Commerce and Industry; and

8.	One (1) person nominated by the President from among the officers and employees of KDB.

(2) The Chairman of the Fund Management Committee (hereinafter referred to as the “Chairman” in this Chapter) shall be elected from among the members.

(3) The term of office of a member shall be two (2) years and renewable.

(4) Any vacancy in the office of a member shall be filled by appointing a new member, and the term of office of the newly appointed member shall be the remaining term of the predecessor.

Article 52-17. (Operation of the Fund Management Committee)

(1) The Chairman shall represent the Fund Management Committee and shall be in charge of the overall operations of the Fund Management Committee.

(2) If the Chairman is unable to perform his/her duties due to unavoidable reasons, a member designated by the Fund Management Committee in advance shall perform the duties on his/her behalf.

(3) The Chairman shall convene a meeting of the Fund Management Committee. When convening a meeting of the Fund Management Committee, a written notice specifying the date, time, place, and the purposes of such meeting shall be sent to all members at least seven (7) days prior to the date set for the meeting, by facsimile, telegram, registered mail or electronic method (including e-mail); provided, however, that the period stated herein may be shortened in the event of urgency, and the convening procedures may be omitted if all members unanimously agree thereto.

(4) The Chairman shall call a meeting without delay upon receiving a demand of a majority of incumbent members.

(5) A meeting of the Fund Management Committee shall be duly constituted to proceed with the attendance of a majority of incumbent members and adopt resolutions by the affirmative vote of a majority of members present at the meeting.

(6) Other matters necessary for the operation of the Fund Management Committee than those prescribed in Paragraphs (1) through (5) shall be determined by the Chairman after resolution of the Fund Management Committee.

Chapter VIII. Industrial Finance Bonds

Article 53. (Issuance of Industrial Finance Bonds)

(1) KDB may issue Industrial Finance Bonds to raise funds necessary to carry out operations as provided for in Article 40 which are necessary to accomplish the purpose as stated in Article 2.

(2) The aggregate amount of the outstanding balance of Industrial Finance Bonds, plus the outstanding balance of the bonds guaranteed by KDB, and of the debt guaranteed or assumed by KDB, shall not exceed thirty (30) times the amount of the paid-in capital of KDB and the reserve prescribed in Paragraph (1) of Article 71; provided, however, that the following shall not be taken into account in calculating the aforementioned limit:

1.	The outstanding balance of Industrial Finance Bonds subscribed to by the Government;

2.	The outstanding balance of Industrial Finance Bonds on which the Government has guaranteed the payment of principal and interest;

3.

The outstanding balance of the debt guaranteed and/or assumed by KDB on which other financial institutions (including the Export-Import Bank of Korea and the Industrial Bank of Korea), the Korea Credit Guarantee Fund, the Korea Technology Finance Corporation, insurance companies and similar organizations have guaranteed and/or insured the payment;

4.	The outstanding balance of the debt guaranteed and/or assumed by KDB which the Government has guaranteed the payment of; and

5.	The outstanding balance of the debt guaranteed and/or assumed by KDB for the Government or local governments.

(3) KDB may issue Industrial Finance Bonds temporarily in excess of the limit under Paragraph (2) if necessary for refinance or discharge of the guarantee or assumed debts under Subparagraph 3 of Paragraph (2) of Article 40.

(4) When KDB issues Industrial Finance Bonds in accordance with Paragraph (3), KDB shall, within one (1) month thereafter, repay the outstanding Industrial Finance Bonds and/or discharge the obligations in an amount equal to the aggregate par value of the Industrial Finance Bonds issued thereby.

(5) The Board of Directors may delegate the power to the President to designate the amount and type of Industrial Finance Bonds and issue Industrial Finance Bonds within one (1) year.

Article 54. (Issuance of Depreciable Contingent Convertible Bonds)

(1) If KDB is designated as an insolvent financial institution under the Depositor Protection Act, it may issue bonds with conditions attached thereto that the obligations to redeem the bonds and to pay the interest are exempted (hereinafter referred to as “debt restructuring”) by the resolution of the Board of Directors.

(2) The aggregate amount of depreciable contingent convertible bonds to be issued by KDB shall not exceed KRW 10 trillion and the outstanding balance of Industrial Finance Bond under Paragraph (2) of Article 53 shall include the outstanding balance of depreciable contingent convertible bonds.

(3) KDB shall be exempted from the obligation to redeem and pay interest on contingent convertible bonds upon occurrence of the event prescribed in Paragraph (1),; provided, however, that the Board of Directors may otherwise determine the conditions subject to change due to debt restructuring at the time of issuing depreciable contingent convertible bonds.

Article 54-2 (Electronic Registration of Rights to be Indicated on Industrial Finance Bonds and Depreciable Contingent Convertible Bonds)

While KDB engages in the issuance of Industrial Finance Bonds and depreciable contingent convertible bonds, the rights to be indicated on the Industrial Finance Bonds and depreciable contingent convertible bonds must be electronically registered with an electronic registration records of the electronic registry. Provided, of the bonds issued by KDB, bonds that have not been listed on the securities markets shall not be subject to such electronic registration.

Article 55. (Method of Issuance of Bonds)

(1) Industrial Finance Bonds shall be issued by public offering or private placement with qualified investors.

(2) The issuance of Industrial Finance Bonds by public offering shall adopt the method of floatation (including the method of competitive bidding) or public sale.

Article 56. (Public Notice of Issuance by Public Sale)

In case that Industrial Finance Bonds are issued by public sale, the sale period and the particulars mentioned in Subparagraphs 1 through 7 of Paragraph (2) of Article 13 of the Enforcement Decree of The Korea Development Bank Act shall be publicly noticed.

Article 57. (Method of Issuance of Bonds)

Industrial Finance Bonds may be issued on a discount or a premium basis.

Article 58. (Change of Bond Holders)

(1) When any person applies for a transfer of the name of the holder of Industrial Finance Bond in non-bearer form, he/she shall present to KDB an application form executed in such a manner as KDB directs, affixed by the parties concerned of their names and seals/signatures, together with the bond certificate affixed by the parties concerned of their names and seals/signatures on the back.

(2) When any person entitled to Industrial Finance Bonds in non-bearer form as a result of inheritance, bequeathal or auction applies for the registration thereof, he/she shall present to KDB an application form executed in such a manner as KDB directs, affixed by him/her of his/her name and seal/signature, together with the bond certificates affixed by him/her of his/her name and seal/signature on the back, and with a written evidence of title thereto.

(3) KDB shall, upon receiving the application under Paragraphs (1) and (2), enter the fact of such application in the Register of Industrial Finance Bonds, and shall return to the applicant the bond certificates affixed by the President of his/her name and seal/signature on the back.

(4) Notwithstanding Paragraphs (1) to (3), if there is to be a change of the name of the holder of bonds or depreciable contingent convertible bonds to be electronically registered in accordance with the terms of Article 54-2, the acquirer of bonds shall cause the electronic registry to notify KDB of the status of ownership or shall submit to KDB a document certifying the acquirer’s ownership status issued by the electronic registry, in accordance with the Act on Electronic Registration of Stocks, Bonds, Etc.

Article 59. (Registration of Pledge)

(1) Any person who applies for the registration of a pledge on Industrial Finance Bonds in non-bearer form shall present to KDB an application form executed in such a manner as KDB directs, affixed by the both parties concerned of their names and seals/signatures, with the bond certificates attached thereto.

(2) KDB shall, upon receiving the application under Paragraph (1), enter the name and address of the pledgee in the Register of Industrial Finance Bonds, and enter the name of the pledgee in the bond certificates which shall be affixed by the President of his/her name and seal/signature, and shall return them to the applicant.

(3) The provisions of Paragraphs (1) and (2) shall apply mutatis mutandis to the registration of the transfer and termination of a pledge.

(4) Notwithstanding Paragraphs (1) to (3), if a person intends to create, transfer, amend, or cancel a right of pledge in respect of bonds and depreciable contingent convertible bonds electronically registered in accordance with the terms of Article 54-2, then an application for electronic registration in respect of the status of such rights shall be made with the electronic registry with which KDB’s bonds or depreciable contingent convertible bonds are electronically registered or with the account management institution.

Article 60. (Registration of Trust)

(1) Any person who applies for the registration of a trust created on Industrial Finance Bonds shall present to KDB an application form executed in such a manner as KDB directs, affixed by the trustee of his/her name and seal/signature, with bond certificates attached thereto.

(2) KDB shall, upon receiving the application under Paragraph (1), enter the fact of the trust in the Register of Industrial Finance Bonds and enter a description of the trust and the date in the bond certificates to which the President shall affix his/her name and seal/signature, and return them to the applicant.

(3) The provisions of Paragraphs (1) and (2) shall apply mutatis mutandis to the cancellation of such description.

(4) Notwithstanding Paragraphs (1) to (3), if a person intends to indicate or delete the fact that the bonds and depreciable contingent convertible bonds electronically registered under the terms of Article 54-2 are trust properties, then an application for electronic registration for the indication or cancellation of trust property status shall be made with the electronic registry with which KDB’s bonds or depreciable contingent convertible bonds are electronically registered or with the account management institution.

Article 61. (Defaced Bond Certificates)

(1) Any person who has defaced or destroyed Industrial Finance Bond certificates may, upon presentation of the certificates to KDB with a written statement of the defacement or destruction, and of the class and serial number of the bonds, request KDB to deliver substitute bond certificates.

(2) KDB shall, upon receiving the application under Paragraph (1), examine the certificates with respect to their authenticity, and, if found to be authentic, KDB shall issue and deliver new bond certificates to the applicant.

(3) Paragraphs (1) and (2) shall not be in effect with respect to bonds and depreciable contingent convertible bonds electronically registered under the terms of Article 54-2.

Article 62. (Loss of Bond Certificates in Non-Bearer Form)

(1) Any person who has lost Industrial Finance Bond certificates in non-bearer form may, upon presentation of an application form in which the fact of loss and the class and serial number of the bonds are specified, request KDB to issue and deliver new bond certificates.

(2) KDB shall, upon receiving the application under Paragraph (1), serve public notice of such application, at the applicant’s cost, and if no objection is raised thereto and, in addition, the certificates are not discovered within one (1) month thereafter, KDB shall, upon receiving guaranty in writing signed by not less than two (2) guarantors, issue and deliver new bond certificates to the applicant.

(3) Paragraphs (1) and (2) shall not be in effect with respect to bonds and depreciable contingent convertible bonds electronically registered under the terms of Article 54-2.

Article 63. (Loss of Bond Certificates in Bearer Form)

When Industrial Finance Bond certificates in bearer form have been lost, KDB shall not deliver new bond certificates unless a judgment of nullification has been received and an original or a certified judgment has been presented to KDB. Provided, this Article shall not be in effect with respect to bonds and depreciable contingent convertible bonds electronically registered in accordance with the terms of Article 54-2.

Article 64. (Conversion of Bonds)

(1) A person who intends to convert Industrial Finance Bonds in bearer form to non-bearer form shall submit to KDB an application in a form prescribed by KDB affixed of his/her name and seal/signature thereon, with the bond certificates attached thereto. Provided, if the intent is to convert bearer bonds electronically registered in accordance with the terms of Article 54-2 to non-bearer bonds, the attachment of bond certificates may be substituted by the attachment of a document issued by the electronic registry in a form designated by KDB that ascertains the ownership of such bonds.

(2) KDB shall, upon receiving the application under Paragraph (1), enter the name and address of the applicant in the Register of Industrial Finance Bonds and shall enter the name of the applicant in the bond certificates, on which the President shall affix his/her name and seal/signature and return the same to the applicant. Provided, if the bearer bonds that have been electronically registered under the terms of Article 54-2 are to be converted to non-bearer bonds, KDB shall enter the name and address in the bond registry after it has completed verification of ownership of the bonds through the document submitted in accordance with the proviso under Paragraph (1).

(3) The provisions of Paragraphs (1) and (2) shall apply mutatis mutandis to the conversion of the bonds in non-bearer form into the bonds in bearer form.

Article 65. (Fees)

KDB may charge the applicant a prescribed fee amount for any change in name of the bond holder of non-bearer bonds, for the registration of creation and transfer of a pledge or cancellation thereof, for the indication of bonds as trust property or cancellation thereof, for the conversion of bearer bonds to non-bearer bonds or the conversion of non-bearer bonds to bearer bonds, and in the case of the issuance of new bond certificates due to the loss or defacement of, or damage to, the bond certificates.

Article 66. (Exceptions to Bonds Issued in Foreign Countries)

KDB may not apply Article 63 to Industrial Finance Bonds which are issued in foreign countries.

Chapter IX. Accounting

Article 67. (Fiscal Year)

The fiscal year of KDB shall correspond to that of the Government.

Article 68. (Accounting Principles)

The accounting standards under Subparagraph 1 of Paragraph (1) of Article 13 of the Act on External Audit of Stock Companies and the bank-related accounting standards established by the Financial Services Commission shall be applied to the accounting of KDB.

Article 69. (Budget)

(1) KDB shall prepare the budget for income and expenses every fiscal year, and submit to the Financial Services Commission for approval prior to the beginning of a fiscal year. The foregoing procedure shall also apply to any proposed amendment thereto.

(2) If the budget has not been established before the beginning of the next fiscal year due to a natural disaster or other inevitable circumstances, KDB may disburse funds in conformity with the budget of the previous year until the budget bill is approved by the Financial Services Commission. In this case the disbursed funds shall be deemed to have been disbursed according to the budget of the fiscal year concerned.

(3) If the budget under Paragraph (1) is amended during a fiscal year, KDB may prepare a supplementary budget after obtaining an approval from the Financial Services Commission.

(4) KDB may appropriate a reserve fund in order to make up for any shortage in expenditure budget caused by unpredictable reasons.

Article 70. (Settlement of Accounts)

(1) KDB shall prepare and submit the settlement of accounts within three (3) months after the end of each fiscal year to the Financial Services Commission.

(2) The settlement of accounts prescribed in Paragraph (1) shall be attached with the following documents:

1.	Financial statements and appending documents; and

2.	Other documents necessary for clarifying the settlement details as determined by the Financial Services Commission.

(3) Upon obtaining the approval of the General Meeting of Shareholders on the financial statements, the President shall make public notice of the documents prescribed in Paragraph (2) and consolidated financial statements in accordance with the form as determined by the Financial Services Commission with an audit opinion from an external auditor via the Internet home page etc. and keep them at the head office and branch offices; provided, however, that with respect to any documents that cannot be publicly noticed within three (3) months due to unavoidable reasons, its public notice may be delayed upon approval by the Financial Services Commission.

Article 71. (Disposal of Profit)

(1) The annual net profit of KDB, after adequate allowances are made for depreciation in assets, shall be distributed in the following order:

1.	Not less than forty percent (40%) of the net profit shall be credited to the reserve, until the reserve reaches the total amount of the authorized capital; and

2.	The net profit remaining after fulfilling Subparagraph 1 shall be distributed by the resolutions of the Board of Directors and the General Meeting of Shareholders.

(2) The reserve prescribed in Paragraph (1) may, after offsetting the losses of KDB under Article 73, be capitalized.

(3) When the net profit remaining after the distribution pursuant to Subparagraph 2 of Paragraph (1) is decided to be distributed as dividend, it may be paid in cash or in kind. When KDB intends to distribute in the form of dividend in kind, matters concerning the dividend in kind shall be prescribed in by the Enforcement Decree of The Korea Development Bank Act.

Article 72. (Distribution of Dividends)

Dividends of KDB shall be paid to the shareholders or pledgees registered in KDB’s Register of Shareholders as of the last day of each fiscal year.

Article 73. (Offset of Losses)

(1) The annual net losses of KDB shall be offset each year by the reserve, and if the reserve is not sufficient to offset such losses fully, KDB shall request the Government to offset the deficit.

(2) The Government’s offsetting of the losses in accordance with Paragraph (1) may be implemented by granting general properties as provided for in Paragraph (3) of Article 6 of the National Property Act notwithstanding Article 55 of the same Act.

(3) The transfer of the miscellaneous properties in accordance with Paragraph (2) shall be made subject to the deliberation of the State Council, the approval of President and the consent of the National Assembly in advance; provided, however, that in case it is deemed urgently necessary for the sound operation of KDB and the stabilization of financial order, the consent from the National Assembly may be obtained ex post facto.

Chapter X. Miscellaneous

Article 74. (Restriction on Ownership of Properties)

KDB may not own any personal or real property with the exception of such property as KDB has acquired in the regular course of business or in the course of credit collection and of such other property as is necessary for the conduct of operations.

Addenda

Article 1. (Enforcement Date)

These Articles of Incorporation shall come into force from and on the registration date of the merger as prescribed in Paragraph (6) of Article 4 of the Addenda of The Korea Development Bank Act (Act No.: 12663).

Article 2. (Transitional Measures concerning Executives and Employees)

(1) The President of KDB appointed in the manner previously prescribed the time when these Articles of Incorporation come into force shall be deemed to have been appointed as the President of KDB pursuant to these Articles of Incorporation; provided, however, that the term of office shall commence on the date of appointment as previously prescribed.

(2) The executives of KDB (except for the President) shall be deemed to have their terms in office expired at the time when these Articles of Incorporation come into force.

(3) Notwithstanding Article 28, when the executives of KDB, The Korea Development Bank Financial Group and Korea Finance Corporation are newly appointed as executives of KDB at the time when these Articles of Incorporation come into force, their terms in office may be differently determined within the scope prescribed in Article 28.

(4) Employees of The Korea Development Bank Financial Group and Korea Finance Corporation at the time when these Articles of Incorporation come into force shall be deemed as employees of KDB.

Addenda (October 31, 2014)

Article 1. (Enforcement Date)

These Articles of Incorporation shall come into force from and on the registration date of the merger as prescribed in Paragraph (6) of Article 4 of the Addenda of The Korea Development Bank Act (Act No.: 12663).

Article 2. (Transitional Measures concerning Executives and Employees)

(1) The President of KDB appointed in the manner previously prescribed at the time when these Articles of Incorporation come into force shall be deemed to have been appointed as the President of KDB pursuant to these Articles of Incorporation; provided, however, that the term of office shall commence on the date of appointment as previously prescribed.

(2) The term of office of executives of KDB appointed in the manner previously prescribed (except for the President) shall be deemed to have expired at the time when these Articles of Incorporation come into force.

(3) Notwithstanding Article 28, where executives of KDB, The Korea Development Bank Financial Group and Korea Finance Corporation are newly appointed as executives of KDB at the time when these Articles of Incorporation come into force, their terms of office may be differently determined within the scope prescribed in Article 28.

(4) Employees of The Korea Development Bank Financial Group and Korea Finance Corporation at the time when these Articles of Incorporation come into force shall be deemed as employees of KDB.

Addendum (June 26, 2019)

Article 1. (Enforcement Date)

These Articles of Incorporation shall come into force on September 16, 2019.

Addendum (May 13, 2020)

Article 1. (Enforcement Date)

These Articles of Incorporation shall come into force on May 13, 2020.

Addendum (October 18, 2023)

Article 1. (Enforcement Date)

These Articles of Incorporation shall come into force on October 19, 2023.

Addendum (December 9, 2025)

Article 1. (Enforcement Date)

These Articles of Incorporation shall come into force on December 3, 2025.